Exhibit 99.01

For Cepheid Media Inquiries: Jared Tipton Cepheid Corporate Communications 408-400-8377 communications@cepheid.com	For Cepheid Investor Inquiries: Jacquie Ross, CFA Cepheid Investor Relations 408-400-8329 investor.relations@cepheid.com

CEPHEID WELCOMES EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

SUNNYVALE, CALIF. —April 7, 2015 – Cepheid (Nasdaq: CPHD) today announced that it has appointed Mr. Ilan Daskal to the position of Executive Vice President and Chief Financial Officer, effective April 9, 2015. Mr. Daskal will assume responsibility for worldwide finance operations, information technology, and investor relations.

Mr. Daskal brings more than twenty-five years of finance experience to Cepheid, most recently as Executive Vice President and Chief Financial Officer of International Rectifier Corporation, a power management semiconductor technology company, from 2008 through its acquisition in January 2015 by Infineon Technologies AG, a semiconductor and system solutions company. Prior to joining International Rectifier, Mr. Daskal most recently served as Vice President Finance and Business Administration, Communication Division North America for Infineon Technologies AG from 2001 through 2008, in addition to earlier positions as Chief Financial Officer at both Savan Communication Ltd and SmartLink Ltd. Mr. Daskal holds a Bachelor of Business degree in Accounting from Tel-Aviv College of Management, Israel and a Master of Science degree in Finance from City University of New York.

“With our industry-leading GeneXpert® System and multi-billion dollar global opportunity, Cepheid is investing heavily in platform extensions and test menu to drive sustainable revenue growth,” said John Bishop, Cepheid’s Chairman and Chief Executive Officer. “As we continue to extend our revenue opportunities and deliver industry-leading growth, I am confident that Ilan has the right experience and skill-set to drive our profitability objectives, and to continue to evolve our finance organization to prepare Cepheid for its future as a multi-national, billion dollar revenue business. I am very pleased to welcome a finance executive of Ilan’s caliber to the Cepheid team.”

In connection with his employment, the Compensation Committee of Cepheid’s Board of Directors approved the grant of an option to purchase 100,000 shares of Cepheid common stock at the closing price of Cepheid common stock on Mr. Daskal’s commencement date and restricted stock units in respect of 10,000 shares of Cepheid common stock. The option will become exercisable by Mr. Daskal over four years, with 25% vesting on the one-year anniversary of grant and ratably monthly thereafter, so long as Mr. Daskal continues to be employed or provide services to Cepheid, and will expire after seven years from the grant date. The restricted stock units will vest over four years, with 25% vesting on the one-year anniversary of the grant and as to an additional 1/16th of the restricted stock units at the end of each three-month period thereafter, so long as Mr. Daskal continues to be employed or provide services to Cepheid. The option and restricted stock units were granted as inducement grants pursuant to Section 5635(c)(4) of the NASDAQ Stock Market Rules.

About Cepheid

Based in Sunnyvale, Calif., Cepheid (Nasdaq: CPHD) is a leading molecular diagnostics company that is dedicated to improving healthcare by developing, manufacturing, and marketing accurate yet easy to use molecular systems and tests. By automating highly complex and time-consuming manual procedures, the company’s solutions deliver a better way for institutions of any size to access the full power of molecular diagnostics. The company’s systems enable rapid, sophisticated testing solutions for infectious diseases, oncology, and genetic conditions by automating otherwise complex manual laboratory procedures. Through its strong molecular biology capabilities, the company is focusing on those applications where accurate, rapid, and actionable test results are needed most, such as managing infectious diseases and cancer. For more information, visit www.cepheid.com.

Forward-Looking Statements

This press release contains forward-looking statements that are not purely historical regarding Cepheid’s or its management’s intentions, beliefs, expectations and strategies for the future, including those relating to future growth, future revenues, future profitability, the breadth and speed of platform and test menu expansion, geographic expansion and market segment expansion. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the Company’s current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: long sales cycles and variability in systems placements and reagent pull-through in the Company’s HBDC program; our success in increasing commercial and HBDC sales and the effectiveness of our sales personnel; the relative mix of commercial and HBDC sales; the performance and market acceptance of new products; sufficient customer demand, customer confidence in product availability and available customer budgets for our customers; our ability to develop new products and complete clinical trials successfully in a timely manner for new products; uncertainties related to the FDA regulatory and international regulatory processes; the level of testing at clinical customer sites, including for Healthcare Associated Infections (HAIs); the Company’s ability to successfully introduce and sell products in clinical markets other than HAIs; the rate of environmental biothreat testing conducted by the USPS, which will affect the amount of consumable products sold to the USPS; unforeseen supply, development and manufacturing problems; our ability to manage our inventory levels; our ability to successfully complete and bring on additional manufacturing lines; the potential need for additional intellectual property licenses for tests and other products and the terms of such licenses; the Company’s reliance on distributors in some regions to market, sell and support its products; the occurrence of unforeseen expenditures, acquisitions or other transactions; costs associated with litigation; the impact of competitive products and pricing; the Company’s ability to manage geographically-dispersed operations; and underlying market conditions worldwide. Readers should also refer to the section entitled “Risk Factors” in Cepheid’s Annual Report on Form 10-K, its most recent Quarterly Report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.

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